Exhibit (14)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use, in the Registration Statement of Highland Credit Strategies Fund on Form N-14 (“Registration Statement”), of our reports dated February 28, 2008 and February 26, 2009 relating to the financial statements of Highland Credit Strategies Fund which are incorporated by reference in such Registration Statement, and of our report dated March 13, 2008 and February 26, 2009 relating to the financial statements of Highland Distressed Opportunities, Inc., which are both incorporated by reference in such Registration Statement. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in the Registration Statement.
/s/ PricewaterhouseCoopers LLP
Dallas, Texas
March 2, 2009